Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT dated as of February 1, 2012, between News America Incorporated, a Delaware corporation, with offices at 1211 Avenue of the Americas, New York, NY 10036 (“NAI”) and Gerson Zweifach (the “Executive”).

WITNESSETH:

WHEREAS, NAI desires to employ the Executive on the terms and conditions hereinafter set forth; and

WHEREAS, the Executive desires to be so employed;

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto agree as follows:

1. Duties. NAI agrees to employ the Executive and the Executive agrees to accept employment with NAI for the Term of Employment hereinafter defined. During the Term of Employment, the Executive, subject to the provisions of this Agreement, shall: (a) have the titles and the duties of Senior Executive Vice President and Group General Counsel of News Corporation, a Delaware corporation (“NEWS CORP”), and Senior Executive Vice President and General Counsel of NAI and Fox Entertainment Group, Inc., a Delaware corporation (“FEG”); (b) be a member of the Office of the Chairman of NEWS CORP (the “OOC”); (c) in such capacities, report directly to the Chief Executive Officer of NEWS CORP (“CEO”) and the Boards of Directors of NEWS CORP, NAI and FEG, and President and Chief Operating Office, should the CEO so designate; and (e) in such capacities, be the senior most legal officer of NEWS CORP, responsible for, and with supervision of, all legal matters and affairs of NEWS CORP, NAI, FEG and their subsidiaries and divisions and with such other duties and authority as are customarily associated with such position.

During the Term of Employment the Executive shall devote substantially all of his business time and attention and give his best efforts and skill to furthering the business and interests of NEWS CORP and to the performance of such executive duties as the Chief Executive Officer of NEWS CORP and Boards of Directors of NEWS CORP, NAI and FEG may determine, from time to time, consistent with the terms of this Agreement and which are commensurate with the scope of Executive’s position.

2. Term. “Term of Employment” as used herein shall mean the period from February 1, 2012 (the “Commencement Date”) through January 31, 2015; provided, however, if the Term of Employment is terminated earlier, as hereinafter set forth, the Term of Employment shall mean the period from the Commencement Date through the effective date of such earlier termination. The Term of Employment shall be terminated earlier upon any termination of the Executive’s employment (including, expiration of the Term of Employment), all as provided for in Sections (8), (9) and (10)(d) hereof.

3. Location. The Executive shall be based and essentially render services in the New York City metropolitan area at the principal office maintained by NEWS CORP in such area. The Executive will travel as reasonably required to perform his functions hereunder. NEWS CORP acknowledges that the Executive will travel frequently to Washington to meet with outside counsel to NEWS CORP and in connection with his transitional responsibilities.

4. Compensation. As compensation for his services, the Executive shall receive a base salary at an annual rate of not less than $3,000,000 (the “Base Salary”) to be paid in the same manner as other senior executives of NAI are paid. The Executive will be entitled to an annual bonus. The initial bonus for the partial fiscal year ending June 30, 2012 will be $1,500,000 (the “Initial Bonus”) and shall be payable as soon as practicable after the Commencement Date (, but in any event on or before February 8, 2012).

The target annual bonus for fiscal years ending June 30, 2013, 2014 and 2015 will be no less than $2,250,000 (the “Annual Target Bonus”) with a maximum bonus of $4,500,000. Subject to Section 10 hereof, in the event of the termination of Executive’s service other than at the end of a fiscal year, the Annual Target bonus shall be prorated based on the number of days the Executive was employed by NAI in the fiscal year compared to the total number of days in the fiscal year. The criteria for achievement of the bonus amount payable hereunder shall be based on performance metrics set by the CEO and the Compensation Committee of NEWS CORP in good faith. Any bonus shall be paid in cash at the same time as bonuses are paid to the members of the OOC.

The Executive shall also participate in the News Corporation 2005 Long-Term Incentive Plan (“LTIP”) pursuant to the terms and conditions set by the LTIP Committee (“PSU Terms and Conditions”) consistent with this Agreement. For the 2012-2014 Performance Cycle, Executive shall be awarded a target amount for such Performance-Based LTIP of $4,000,000 (the “PSU Target Value”) and the maximum opportunity for such Performance-Based LTIP (the “PSU Maximum Opportunity”) shall be no greater than 150% of the PSU Target Number where the “PSU Target Number” is determined by dividing the PSU Target Value by the 20-day average closing price of NAI’s Class A common stock, par value $0.01 per share, ending on January 31, 2012 (the “2012-14 PSU Award”). The 2012-2014 PSU Award will vest on January 31, 2015, unless otherwise provided for hereunder.

For each of the FY 2013-2015 and FY 2014-2016 performance cycles, Executive shall be awarded a target amount of no less than $250,000 (collectively, the “2015/2016 PSU Awards”) and the PSU Maximum Opportunity shall be no greater than 150% of the PSU Target Number where the “PSU Target Number” is determined by dividing $250,000 (or such other higher award number) by the 20-day average closing price of NAI’s Class A common stock, par value $0.01 per share, ending on June 30 of the prior Fiscal Year at the start of a performance cycle.

The PSU Maximum Opportunity shall also be subject to the limitations set forth in the News Corporation 2005 Long-Term Incentive Plan. Each of the performance periods shall be three years in length. The performance metrics under all the Performance-Based LTIP shall be the same for the Executive as are applicable to the named executive officers, including in the case of the 2012-2014 PSU, the performance metrics established previously at the outset of the 2012-2014 performance cycle.

If the Executive is employed through and including January 31, 2015, the 2012-2014 PSU Award shall fully vest (unless otherwise subject to earlier vesting hereunder) and the Executive shall be paid the full value of such award on the same basis as pertain to other named executive officers of the 2012-2014 cycle, with such payment to be made on February 13, 2015. In the event the Executive is terminated pursuant to Section 8(c) or the Executive terminates employment pursuant to Section 9(b) prior to January 31, 2015, the value of the 2012-2014 PSU Award will be forfeited in entirety. In the event the Executive is terminated pursuant to Sections 8(a), 8(b), 9(a) or 10(d) on or after February 1, 2012, the 2012-2014 PSU Award shall vest in full and the full value of such awards shall be calculated and paid at the end of the applicable performance period as if no termination had occurred.

In the case of any termination of the Executive on or after February 1, 2015 and which is on or prior to the last day of any applicable performance period of the 2015/2016 PSU Awards, the Executive shall vest on a pro-rata basis so that the award will be reduced by a fraction, the numerator of which is the full months of employment completed by the Executive and the denominator of which is thirty-six and be distributed as originally scheduled, except (i) if the

Executive is terminated for cause pursuant to Section 8(c), all benefits under the LTIP, including but not limited to the Performance-Based LTIPs, will be forfeited and (ii) if Executive has not completed twelve months of employment in the applicable performance cycle, the benefits under both or one of the 2015/2016 Awards will be forfeited.

5. Other Benefits. The Executive shall be entitled to the following additional benefits (collectively, the “Benefits”):

(a) The Executive shall be entitled to participate in all of the incentive, equity or benefit plans or arrangements presently in effect or hereafter adopted by NAI made generally available to all other executives of NEWS CORP in the OOC other than defined benefit plans, including:

(i) any stock option or purchase plan, stock appreciation rights plan or any bonus or other incentive or equity compensation plan; and

(ii) any profit-sharing, group medical, dental, disability and life insurance or other similar benefit plans, programs and benefits (including, without limitation, all plans and programs providing fringe benefits or perquisites) excluding retiree benefits.

(b) In order to facilitate the Executive’s performance of his duties, he shall receive a car allowance in the amount of $1,200.00 per month (which may also be applied to ground transportation costs).

(c) Payment of all reasonable legal fees and disbursements incurred by the Executive in connection with the negotiation and preparation of this Agreement.

6. Business Expenses. During the Term of Employment, NAI shall pay, or reimburse the Executive for, all expenses reasonably incurred by him in connection with his performance of his duties hereunder (including, without limitation, the expense of first class travel incurred in the performance of his duties) other than commuting expenses. The Executive shall also be reimbursed for all moving, transportation and storage expenses incurred in connection with the relocation of his family, in each case subject to NAI’s policies for executives of comparable rank and status.

7. Confidentiality; Covenants; Restriction on Competition.

(a) Any and all confidential knowledge or information concerning NEWS CORP, NAI and FEG and their affairs obtained by the Executive in the course of his employment will be held inviolate by him and he will conceal the same from any and all other persons, including, but not limited to, competitors of NEWS CORP, NAI and FEG and will not impart any such knowledge acquired by him as an officer or employee of NEWS CORP, NAI and FEG to anyone; provided that the foregoing shall not apply with respect to (i) any use or disclosure by the Executive of such information in the performance of his duties hereunder or (ii) as may otherwise be required by law or legal process, or to the extent such information has been disclosed or is otherwise in the public domain.

(b) Upon termination of his employment, the Executive will immediately surrender and turn over to NEWS CORP, NAI and FEG (i) all books, forms, records, customer lists and all other papers, writings and recordings obtained or prepared by the Executive and utilized in the course of his employment with NEWS CORP, NAI and FEG and (ii) all other property belonging to NEWS CORP, NAI and FEG.

(c) Because (i) Executive will become fully familiar with all aspects of NAI’s business during the period of his employment with NAI, (ii) Executive’s services for NAI are special, unique and/or extraordinary, (iii) certain information of which the Executive will gain knowledge during his employment is proprietary and confidential information which is of special and peculiar value to NAI, (iv) if any such proprietary and confidential information were imparted to or became known by any persons, including Executive, engaging in a business in competition with that of NAI, hardship, loss and irreparable injury and damage would result to NAI, the measurement of which would be difficult if not impossible to ascertain, and (v) it is necessary for NAI to protect its business from such damage, the following covenants constitute a reasonable and appropriate means, consistent with the best interests of both the Executive and NAI, to protect NAI against such damage and shall apply to and be binding upon Executive as provided herein:

(i) Non-Competition by Executive. Executive covenants that, while he is an Executive of NAI and for a one-year period after the expiration or termination of this Agreement (whether by the Executive or by NAI for any reason) (“Restrictive Period”), he will not engage in or participate in, directly or indirectly, any business in the United States or any other country in which NAI or NEWS CORP is currently doing business or Executive was aware that NAI or NEWS CORP intends to do business (as an agent, officer, executive, employee, partner, consultant, advisor or otherwise), which is in competition with NAI or NEWS CORP; provided, however, that nothing herein contained shall prohibit the Executive from (i) owning not more than five (5%) percent of the outstanding stock of any publicly held corporation or (ii) accepting employment with, or providing services to, any entity that is in competition with NAI or NEWS CORP so long as the Executive works solely in a subsidiary, division or other distinct unit of such entity that does not engage in, and is not actively planning to engage in, such competition with NAI or NEWS CORP.

(ii) Non-Interference with Customers/Clients. Executive hereby agrees that, during the Restrictive Period (other than on behalf of NAI or its affiliates and subsidiaries), Executive shall not in any way directly or indirectly, for the purpose of conducting, engaging, working for or providing services to a competing business, call upon, solicit, respond to, advise or otherwise do, or attempt to do business with any then-existing or past customers or clients of NAI or take away or attempt to interfere with any then-existing or past customer, client, business or patronage of NAI.

(iii) Non-Interference with Employees. Executive hereby agrees, during the Restrictive Period, that Executive shall not, directly or indirectly, hire or retain, or attempt to hire or retain, any of NAI’s (including its affiliates and subsidiaries) then-existing officers, executives, employees, representatives, consultants or agents and shall not induce any such individuals to give up employment with or provide services to NAI (including its affiliates and subsidiaries), and shall not otherwise interfere with, or attempt to interfere with, the relationship of any such individuals with NAI (including its affiliates and subsidiaries).

(d) In the event of breach or threatened breach by Executive of any provision of this Section 6, NAI shall be entitled to apply for relief by temporary restraining order, temporary injunction, preliminary injunction, or permanent injunction, without requirement of posting a bond, and to all other relief to which it may be entitled, including any and all monetary damages which NAI may incur as a result of said breach, violation or threatened breach or violation. NAI may pursue any remedy available to it concurrently or consecutively in any order as to any breach, violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach, violation, or as to any other breach, violation, or threatened breach or violation. If any provision contained in this Agreement is held to be unenforceable because of the scope of such provision, including, without limitation, the duration of such provision, or the geographical area or the nature of the business of NAI covered thereby, it is the parties’ express intention, and the parties hereby agree, that the court or tribunal making such determination shall have the power to, and is hereby directed to, reduce the scope of such provision, and in its reduced form such provision shall then be enforceable.

8. Termination by NAI. The Executive’s employment hereunder may be terminated by NAI without any breach of this Agreement pursuant to Sections 8 and 10 of this Agreement:

(a) The Executive’s employment hereunder shall terminate upon his death.

(b) If, as a result of the Executive’s incapacity and disability due to physical or mental illness, the Executive shall have been absent from his duties hereunder for a period of 365 consecutive days during the Term of Employment, NAI may terminate the Executive’s employment hereunder.

(c) NAI may terminate the Executive’s employment hereunder for cause. For purposes of this Agreement, NAI shall have “cause” to terminate the Executive’s employment hereunder only in the event of (i) a material breach by the Executive of his duties and responsibilities under this Agreement, which breach is not cured within twenty days after written notice to the Executive specifying such breach, or (ii) the Executive’s fraud, embezzlement or conviction of a felony (other than a vehicular felony) or (iii) the Executive’s addiction to drugs or alcohol that results in a material breach of his duties and responsibilities under this Agreement. Notwithstanding the foregoing, “cause” shall not mean any action or inaction under sub-clause (i) above to the extent it results from the Executive’s required compliance with an ethical obligation applicable to the Executive’s conduct as an attorney-at-law.

(d) Any termination of the Executive’s employment by NAI (other than termination pursuant to subsection (a) above) shall be communicated by a written Notice of Termination to the Executive. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in full detail the facts and circumstances claimed to provide the basis for termination of the Executive’s employment under the provision so indicated.

(e) “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of this death, or (ii) if the Executive’s employment is terminated pursuant to subsections (b) or (c) above or Sections 9 or 10(d), the date specified in the Notice of Termination.

9. Termination by Executive.

(a) The Executive, at his option, may terminate his employment without any breach of this Agreement under the following circumstances:

(i) A material reduction of the Executive’s base salary (as such Base Salary may be increased from time to time) or material reduction of the Executive’s Annual Target Bonus Amount;

(ii) The assignment to the Executive of any duties inconsistent with the Executive’s positions, duties, responsibilities and status as set forth herein, a change in the Executive’s reporting responsibilities, title or offices as set forth herein, or any diminution or reduction of Executive’s authority, duties or responsibilities (including any material diminution or reduction effected through any arrangement involving the sharing of Executive’s position, title, offices, reporting relationships, authorities, duties or responsibilities or Executive ceasing to be the most senior executive officer responsible for legal affairs of NAI and NEWS CORP or any removal of the Executive from any position provided for hereunder (except in connection with the Executive’s promotion or termination of employment for Cause);

(iii) Any relocation of the Executive’s work location other than the New York City metropolitan area at the principal office of NEWS CORP in such area;

(iv) Any material reduction in the Executive’s benefits under any employee benefit plan (unless the benefits, as reduced, are commensurate with the benefits afforded to all other senior executives of NEWS CORP in the OOC or the failure to reduce such benefits would constitute a violation of applicable law);

(v) Any material reduction in fringe benefits and perquisites provided to the Executive (unless the fringe benefits and perquisites, as reduced, are commensurate with the benefits afforded to all other senior executives of NEWS CORP in the OOC, or the failure to reduce such benefits would constitute a violation of applicable law); or

(vi) Any material breach by NAI or NEWS CORP of this Agreement. Any event specified in this Section 9(a) that has occurred inadvertently or in good faith shall not constitute a right of the Executive to terminate his employment if it is remedied within twenty (20) days after receipt of written notice from the Executive

(b) In addition, the Executive may terminate his employment without any breach of this Agreement at any time by giving four weeks’ prior written Notice of Termination to NAI.

(c) Any termination by the Executive shall be communicated by written Notice of Termination.

10. Compensation Upon Termination.

(a) If the employment of the Executive is terminated pursuant to Section 8(a) hereof, by reason of his death, NAI agrees to pay directly to his surviving spouse, or if his spouse shall not survive him, then to the legal representative of his estate, (i) for a period of twelve months (commencing with the Date of Termination) an amount equal to and payable at the same rate as his then current Base Salary, and (ii) within ten (10) days following the Date of Termination, the Accrued Amounts (as hereinafter defined). For purposes of this Agreement, “Accrued Amounts” shall mean (i) the Initial Bonus (if then unpaid) and any Annual Bonus payable but not yet paid with respect to any fiscal year prior to the date of such termination (“Unpaid Prior Year Bonus”), (ii) a pro rata portion of the Annual Bonus the Executive would have earned for the fiscal year of termination had no termination occurred (calculated based on the Annual Target Bonus Amount and based on the number of days the Executive was employed by NAI in the fiscal year during which his employment terminated compared to the total number of days in such fiscal year )(the

“Pro Rata Termination Bonus”), (iii) payments arising in connection with the 2012-2014 PSU Award and the 2015/2016 PSU Awards as provided for herein or under the applicable plan, and (iv) with respect to other awards under the LTIP or other equity plans, vesting, payment and other terms as provided for herein or under the terms of the respective plan documents. The foregoing payments shall be in addition to what the Executive’s spouse, beneficiaries, or estate may be entitled to receive pursuant to any employee benefit plan or life insurance policy then provided to the Executive or maintained by NAI. The payments provided for in this Section 10(a) shall fully discharge the obligations of NAI hereunder and NAI shall be under no obligation to provide any further compensation to the Executive, his surviving spouse or the legal representative of his estate, except as otherwise required in this Agreement.

In addition, the Executive’s surviving spouse and eligible dependents shall for twelve months continue to be provided with NAI health and welfare benefits (including, without limitation, medical, dental, and vision benefits) on the same terms and conditions as apply to the highest paid group of executives at NAI or News Corp.

(b) During any period that the Executive fails to perform his duties hereunder as a result of incapacity and disability due to physical or mental illness, NAI shall continue to pay to the Executive his full Base Salary until the Executive returns to his duties or until twelve months after the Executive’s employment is terminated pursuant to Section 8(b) hereof. In addition, the Executive shall receive payment of the Accrued Amounts. Such payments shall fully discharge the obligations of NAI hereunder and NAI shall be under no obligation to provide any further compensation to the Executive, except as otherwise required in this Agreement.

In addition, the Executive, his spouse and eligible dependents shall continue for twelve months to be provided with NAI health and welfare benefits (including without limitations, medical, dental and vision benefits) on the same terms and conditions as then apply to the highest paid group of executives of NAI or News Corp.

(c) If the Executive’s employment shall be terminated for cause pursuant to Section 8(c) hereof or by the Executive pursuant to Section 9(b) hereof, in each case during the Term of Employment, NAI shall pay the Executive his full Base Salary through the Date of Termination, the Initial Bonus (if then unpaid) and Unpaid Prior Year Bonus and in the case of any PSU Award as provided in Section 4 hereof only if such termination is on or after January 31, 2015. Such payments shall fully discharge the obligations of NAI hereunder and NAI shall be under no obligation to provide any further compensation to the Executive whether pursuant to this Agreement or otherwise.

(d) If NAI shall terminate the Executive’s employment other than pursuant to Sections 8(a), 8(b) or 8(c) hereof, or if the Executive shall terminate his employment hereunder pursuant to Section 9(a) hereof, the Executive shall receive the Base Salary in the same manner as though the Executive continued to be employed hereunder for the then remaining Term of Employment without giving effect to such termination, but in all events twelve months of Base Salary shall be paid, any unpaid Prior Year Bonus (and the Initial Bonus if unpaid) and all PSU Awards shall be treated as provided for in Section 4 hereof; provided that no such payments of base salary shall be made solely by reason of the expiration of this Agreement on January 31, 2015; and, provided further, that upon the expiration of this Agreement on January 31, 2015, the Executive shall be entitled to the payment of any Unpaid Prior Year Bonus and pro rata bonus for the year of termination and all PSU Awards shall be treated as provided for in Section 4 hereof. The Executive shall not be required to seek or accept other employment during the Term of Employment and any amounts earned by the Executive from any other employment during the Term of Employment shall not reduce or otherwise affect the payments due to the Executive pursuant to this Section 10(d).

(e) Without duplicating any benefits set forth in this Section 10, upon any termination of employment, the Executive (or his spouse, beneficiaries or estate) will be entitled to any unreimbursed expenses approved in accordance with Company policy and due the Executive through termination and to receive any benefits vested, and to make all elections and receive all payments and rights under all employee benefit, pension, insurance and other plans in which the Executive participated in accordance with the terms and conditions of the plan concerned.

(f) Notwithstanding the foregoing, no payments will be made to the Executive unless he executes and delivers to NAI a General Release (“Release”) in the same form as NAI or its affiliates customarily use for such purposes within thirty days of the delivery of the Release by NAI to the Executive.

(g) Neither NEWS CORP or NAI shall have any right to offset against any payments or other benefits due to the Executive under this Agreement the amount of any claims that such entity or any of their affiliates may have against the Executive by reason of any breach or alleged breach of this Agreement by the Executive or otherwise.

11. Condition of and Survival of Agreement. In the event that NEWS CORP or NAI shall at any time be merged or consolidated with any other corporation or corporations or shall sell or otherwise transfer a substantial portion of its assets to another corporation or entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the corporation or entity surviving or resulting from such merger or consolidation or to which such assets shall be sold or transferred and such successor shall assume the obligations of NAI and NEWS CORP under this Agreement. The obligations of NEWS CORP and NAI under Section (12) shall remain in full force and effect and survive the termination of the Executive’s employment for any reason or the expiration of the Term of Employment.

12. Indemnity and Insurance. NAI shall indemnify the Executive and hold him harmless from, and provide the Executive with advances with respect to any cost, expense or liability arising out of or relating to any acts or directions made by him in the course of performing under this Agreement. , in each case to the maximum extent permitted by law and the charter of and by-laws of NEWS CORP and NAI (as in effect as of the date hereof, subject to any across- the-board changes applicable to senior executives of comparable stature to Executive), including expenses incurred in connection with the defense of any action or proceeding (or any appeal therefrom) in which Executive is a party or in which he is asked to testify or produce documents or reasonably believe he may become a party, witness or otherwise subject to discovery by reason of the Executive’s employment hereunder or by reason of his duties as an officer of NAI or NEWS CORP. The Executive shall be added as an additional named insured under all appropriate insurance policies now in force or hereafter obtained covering NEWS CORP, NAI and FEG, including, without limitation, insurance policies providing customary directors and officers insurance coverage. NAI will pay all expenses, including reasonable attorneys’ fees, actually incurred by the Executive in connection with or relating to any registration or other governmental filings made by NEWS CORP, NAI or FEG or to defending any claim, action, suit or proceeding (including any appeals therefrom) alleged or brought by a third party (including but not limited to derivative actions to the extent such indemnification is legally permissible), arising out of or relating to the performance of this Agreement. If any such claim, action, suit or proceeding is brought or claim relating thereto is made against the Executive in respect of which indemnity may be sought pursuant to the foregoing, the Executive shall promptly notify NAI in writing thereof, and NAI shall have the right to assume and control the defense thereof. In the event NAI assumes such defense, the Executive shall have the right to employ his own counsel as well at his own expense. Following termination of the Executive’s employment (i) Executive shall continue to be afforded rights with respect to indemnification and advancement on terms no less favorable than active senior executive officers based in the United States and part of the OOC and (ii) D&O coverage shall be maintained during the Term of Employment and for six years following the Executive’s termination of employment, providing coverage no less favorable in any respect than the coverage then being provided to any active senior executive officers based in the United States and part of the OOC.

13. Representations. NEWS CORP and NAI represent and warrant that (i) the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action, (ii) the officer signing this Agreement on behalf of NEWS CORP and NAI is duly authorized to do so, and (iii) upon its execution and delivery, this Agreement shall be the valid and binding obligation of NEWS CORP and NAI, enforceable against such parties in accordance with its terms.

14. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by registered mail or certified mail, return receipt requested, postage prepaid, to the last home address given by the Executive to NAI or to NAI at its New York City metropolitan area office or such other address as shall be furnished in writing by either party to the other; such notice or communication shall be deemed to have been given as of the date so mailed.

15. Construction. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

16. Severability. The conditions and provisions herein set forth shall be severable, and if any condition or provision or portion thereof shall be held invalid or unenforceable, then said condition or provision shall not in any manner affect any other condition or provision and the remainder of this Agreement and every section thereof construed without regard to said invalid condition or provision, shall continue in full force and effect.

17. Assignment. Neither party shall have the right, subject to Section 11 hereof, to assign the Executive’s rights and obligations with respect to his actual employment duties without the prior consent of the other party.

18. Section 409A. To the extent the Executive would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and preserve to the maximum extent possible the original intent and economic benefit to the Executive and NAI, and the parties shall promptly execute any amendment reasonably necessary to implement this Section.

(a) For purposes of Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement including, without limitation, each severance payment and COBRA continuation reimbursement shall be treated as a right to receive a series of separate and distinct payments.

(b) The Executive will be deemed to have a Date of Termination for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Code Section 409A.

(c) Notwithstanding any other provision of this Agreement to the contrary, if at the time of the Executive’s separation from service, (i) the Executive is a specified employee (within the meaning of Section 409A and using the identification methodology selected by NAI from time to time), and (ii) NAI makes a good faith determination that an amount payable on account of such separation from service to the Executive constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A (“the Delay Period”), then NAI will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period (or upon the Executive’s death, if earlier), together with interest for the period of delay, compounded annually, equal to the applicable Federal rate for short-term instruments) in effect as of the dates the payments should otherwise have been provided. To the extent that any benefits to be provided during the Delay Period is considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, the Executive shall pay the cost of such benefit during the Delay Period, and NAI shall reimburse the Executive, to the extent that such costs would otherwise have been paid by NAI or to the extent that such benefits would otherwise have been provided by NAI at no cost to the Executive, NAI’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by NAI in accordance with the procedures specified herein.

(d) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of NAI.

(e) All expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive (provided that if any such reimbursements constitute taxable income to the Executive, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

(f) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to the Executive unless otherwise permitted by Code Section 409A.

(g) Unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of base salary or other compensation is to be paid for a specified continuing period of time beyond the date of the Executive’s termination of employment in accordance with NAI’s payroll practices (or other similar term), the payments of such base salary or other compensation shall be made on a monthly basis.

(h) To the extent that severance payments or benefits pursuant to this Agreement are conditioned upon the execution and delivery by the Executive of a release of claims, the Executive shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of the Executive’s termination of employment. If the foregoing release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(i) To the extent any such cash payment or continuing benefit to be provided is not “deferred compensation” for purposes of Code Section 409A, then such payment or benefit shall commence upon the first scheduled payment date immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon the Executive’s termination of employment, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the Executive’s termination of employment.

(ii) To the extent any such cash payment or continuing benefit to be provided is “deferred compensation” for purposes of Code Section 409A, then such payments or benefits shall be made or commence upon the sixtieth (60) day following the Release Effective Date. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the Executive’s termination of employment, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the Executive’s termination of employment.

NAI may provide, in its sole discretion, that Executive may continue to participate in any benefits delayed pursuant to this section during the period of such delay, provided that the Executive shall bear the full cost of such benefits during such delay period. Upon the date such benefits would otherwise commence pursuant to this Section, NAI may reimburse the Executive NAI’s share of the cost of such benefits, to the extent that such costs would otherwise have been paid by NAI or to the extent that such benefits would otherwise have been provided by NAI at no cost to the Executive, in each case had such benefits commenced immediately upon the Executive’s termination of employment. Any remaining benefits shall be reimbursed or provided by NAI in accordance with the schedule and procedures specified herein.

(i) These provisions supersede prior contract provisions pertaining to Code Section 409A.

(j) In the event NAI or NEWS CORP enter into change in control agreements with the named executive officers on or after the date of this Agreement, then Executive shall be entitled to the benefit of such provisions.

(k) In the event it shall be determined that any payment or distribution or any part thereof of any type to or for the benefit of the Executive whether pursuant to this Agreement or any other agreement between Executive and NAI or NEWS CORP, or any person or entity that acquires ownership or effective control of NAI or NEWS CORP or ownership of a substantial portion of the assets of NAI or NEWS CORP (within the meaning of Section 280G of the Code) whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or any other plan or agreement (the “Total Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced to the maximum amount that could be paid to the Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”), if the net after-tax payment to the Executive after reducing the Executive’s Total Payments to the Safe Harbor Cap is greater than the net after-tax (including the Excise Tax) payment to Executive without such reduction. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payment made pursuant to this Agreement and then to any other plan or agreement that triggers such Excise Tax, unless an alternative method of reduction is elected by Executive. All mathematical determinations, and all determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), that are required to be made under this paragraph, including determinations as to whether the Total Payments to the Executive shall be reduced to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by the outside accounting firm of NAI (the “Accounting Firm”). If the Accounting Firm determines that no Excise Tax is imposed on the Total Payments and it subsequently is established pursuant to a final determination of a court or an Internal Revenue Service proceeding which has been finally and conclusively resolved, that the Total Payments are in excess of the Safe Harbor Cap (hereinafter referred to as an “Excess Payment”), such Excess Payment shall be deemed for all purposes to be an overpayment to the Executive made on the date the Executive received the Excess Payment and the Executive shall repay the Excess Payment to the Company on demand; provided, however, if the Executive shall be required to pay an Excise Tax by reason of receiving such Excess Payment (regardless of the obligation to repay the Company), the Executive shall not be required to repay the Excess Payment (and if Executive has already repaid such amount, the Company shall refund the amount to Executive). This Section (18)(k) shall supersede Section 10.4 of the LTIP.

(l) Notwithstanding anything contained herein to the contrary, all payments under this Agreement shall be subject to the clawback and other similar policies of NAI and NEWS CORP.

19. Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersede and render null and void any and all prior oral or written agreements, understandings or commitments pertaining to the subject matter hereof. No waiver or modification of the terms or provisions hereof shall be valid unless in writing signed by the party so to be charged thereby and then only to the extent therein set forth.

IN WITNESS WHEREOF, the parties hereto have affixed their signatures as of the day and year first above written.

NEWS AMERICA INCORPORATED

By:	/s/ John Nallen

/s/ Gerson Zweifach
Gerson Zweifach

As an inducement to the Executive to enter into the foregoing Employment Agreement, the undersigned hereby unconditionally and absolutely guarantees full performance and payment of all the obligations of News Corporation, News America Incorporated and Fox Entertainment Group, and any of their subsidiaries and divisions thereunder, waiving exhaustion of remedies and any other circumstances that would otherwise constitute a defense to this guaranty, including without limitation, obligations with respect to the election and/or designation of Executive as an officer to serve in the capacities and to have the duties set forth in Section 1 of the Employment Agreement. This guarantee shall continue hereafter with respect to any amendments, modification, supplements or other changes to or with respect to the foregoing Employment Agreement.

NEWS CORPORATION

By:	/s/ John Nallen

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